Exhibit 99.1

NovaStar Financial, Inc. Prices an Offering of Preferred Stock

Kansas City, MO., Jan 16, 2004 (Business Wire) – NovaStar Financial, Inc. (NFI) announced today the pricing of 2,600,000 shares of Series C Cumulative Redeemable Perpetual Preferred stock. The shares have a liquidation value of $25.00 per share and will pay an annual coupon of 8.90%. The Company has granted its underwriters an option, exercisable for 30 days, to purchase up to an additional 390,000 shares to cover over-allotments, if any. The Company is raising funds in this offering to fund mortgage loans and for general corporate purposes. The offering is being lead-managed by Friedman, Billings, Ramsey & Co., Inc. Co-managers are Stifel, Nicolaus & Company, Incorporated, JMP Securities and Flagstone Securities.

“I am pleased with the amount and types of capital the Company has been able to raise over the past nine months and in particular the economic advantages of this preferred offering,” said Scott Hartman, Chief Executive Officer.

NovaStar is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, non-conforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, contact the Company as follows:

NovaStar Financial, Inc.

Jeff Gentle, 816.237.7424

Fax: 816.237.7515

www.novastaris.com